SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report : June 28, 1996
                        (Date of earliest event reported)

                                  AMNEX, Inc.
               (Exact name of Registrant as specified in charter)



 New York                             0-17158                       11-2790221
(State or other jurisdiction of (Commission File No.)        (I.R.S. Employer
 incorporation or organization)                              Identification No.)




                 101 Park Avenue, Suite 2507, New York, NY 10178
               (Address of principal executive offices) (Zip Code)

        Registrants telephone number, including area code: (212)867-0166

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.



     (a)      Financial Statements of Business Acquired - see Index to Financial
                Statements attached hereto

     (b)      Pro Forma Financial Information - see Index to Financial
                Statements attached hereto

     (c)      Exhibits

     2.1 Stock Purchase Agreement, dated as of April 26, 1996, among AMNEX, Inc., Robert A. Rowland, Delajane Rowland, Donald D. Simmons, C. Michael Moehle, Barbara Ann Cromwell, Ellen E. Wood, Daniel N. Matheson, Capital Network System, Inc., Capital Network International, Inc., Capital Network Mexico, S.A. de C.V., and Point to Point Communications Company. *

     2.2 First Amendment to Stock Purchase Agreement, dated as of June 28, 1996, by and among the foregoing parties as well as Sirrom Capital Corporation and Spectrum Global Telecommunications Pty Limited. *

     4     Form of Warrant, dated as of June 28, 1996, for the purchase of an aggregate of 400,000 Common Shares of AMNEX, Inc. *

     23   Consents of Price Waterhouse LLP.

















* Previously filed

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           AMNEX, Inc.

Date: August 23, 1996                      By:  /s/ Peter M. Izzo, Jr.
                                           Peter M. Izzo, Jr.
                                           President and Chief Executive Officer

                                   AMNEX, INC.

                          Index to Financial Statements


                                                                            Page

                          Capital Network System, Inc.

Historical Financial Statements

Report of Independent Auditors..............................................  2
Consolidated Balance Sheet as of September 30, 1995 and 1994................  3
Consolidated Statement of Operations for the years ended
         September 30, 1995, 1994 and 1993..................................  4
Consolidated Statement of Changes in Stockholders Deficit for the years ended
         September 30, 1995, 1994 and 1993..................................  5
Consolidated Statement of Cash Flows for the years ended
         September 30, 1995, 1994 and 1993..................................  6
Notes to the Consolidated Financial Statements..............................  8

Interim Period Consolidated Financial Statements  (Unaudited)

Consolidated Balance Sheet as of June 30, 1996..............................  18
Consolidated Statement of Operations for the nine months ended
          June 30, 1996 and 1995............................................  19
Consolidated Statement of Changes in Stockholders Deficit for the nine months ended June 30, 1996...............................................  20
Consolidated Statement of Cash Flows for the nine months ended
          June 30, 1996 and 1995............................................  21
Notes to the Consolidated Financial Statements..............................  23


                                   AMNEX, INC.

Pro Forma Consolidated Financial Statements  (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996..........  25
Pro Forma Condensed Consolidated Statement of Operations for the six
         months ended June 30, 1996.........................................  26
Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 1995.....................................  27
Notes to Pro Forma Condensed Consolidated Financial Statements..............  28


                        Report of Independent Accountants

June 28, 1996

To the Board of Directors
   and Stockholders of Capital
   Network System, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Capital Network System, Inc. and its subsidiaries at September 30, 1995 and 1994, and the results of their operations and their cash flows for the years ended September 30, 1995, 1994 and 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 2 to the financial statements, the Company signed an agreement on April 26, 1996 which closed on June 28,1996 and resulted in 100% of the common stock of the Company being acquired by American Network Exchange, Inc. (Amnex) in exchange for Amnex stock. In connection with this acquisition, additional funds totaling $2,000,000 were made available to the Company.



              /s/ PRICE WATERHOUSE LLP
                  Austin, Texas

CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED BALANCE SHEET


                                                                                         September 30,
                                                                                      1995             1994
Assets
Current assets:

     Cash                                                                         $    280,988    $     555,349
     Accounts receivable                                                             4,024,820        3,527,529
     Prepaid expenses                                                                  571,905          954,249
     Receivables from related parties, net                                                 737          342,187
     Other assets                                                                      324,877          417,292
        Total current assets                                                         5,203,327        5,796,606

Property and equipment, net                                                          3,944,475        3,644,736
Long-term notes receivable from related parties                                        245,668        1,161,755
Intangible and other assets                                                            429,287          248,147

        Total assets                                                              $  9,822,757     $ 10,851,244


Liabilities and Stockholders Deficit
Current liabilities:
     Accounts payable                                                             $  2,004,563    $     958,047
     Accounts payable to related parties                                               132,196          188,971
     Accrued expenses                                                                1,869,953        1,281,140
     Commissions payable                                                             1,730,265        2,268,928
     Surcharges payable                                                                585,597          521,451
     Transmission costs payable                                                      2,441,167        2,807,483
     Current portion of obligations under capital leases                             1,003,388          634,064
     Current portion of debt due to related parties                                    176,607               -
     Current portion of long-term debt                                                     -            433,645
     Other liabilities                                                                 115,525           52,216

        Total current liabilities                                                   10,059,261        9,145,945

Long-term debt due to related parties                                                1,018,038        1,113,180
Obligations under capital leases                                                     1,029,947        1,207,255
Long-term debt                                                                       2,062,458        2,029,959
Other long-term liabilities                                                             39,000               -

        Total liabilities                                                           14,208,704       13,496,339

Commitments and contingencies

Stockholders deficit:
     Common stock, no par value 10,000,000 shares
        authorized                                                                       1,000            1,000
     Additional paid-in capital                                                        982,058          871,580
     Stockholders notes receivable                                                    (298,478)        (188,000)
     Accumulated deficit                                                            (5,070,527)      (3,329,675)
        Total stockholders deficit                                                  (4,385,947)      (2,645,095)

        Total liabilities and stockholders deficit                                 $ 9,822,757     $ 10,851,244

                     The accompanying notes are an integral
                       part of these financial statements.
3

CAPITAL NETWORK SYSTEM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS


CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                  For the Years
                                                                               Ended September 30,
                                                                     1995             1994               1993

Revenues                                                       $   41,952,950    $   38,078,415   $   29,776,757

Expenses:
     Cost of revenues                                              30,705,480        28,495,406       20,830,874
     Selling, general and administrative                           11,118,390        10,281,080        8,030,118
     Depreciation and amortization                                    590,054           526,924          477,130
                                                                   42,413,924        39,303,410       29,338,122

(Loss) income from operations                                        (460,974)       (1,224,995)         438,635

Other income (expense):
     Net interest from (to) related parties                           (23,402)           14,643           (8,554)
     Interest income                                                    9,007            11,493           31,998
     Interest and factoring expense                                (1,265,483)       (1,096,265)        (701,475)
                                                                   (1,279,878)       (1,070,129)        (678,031)

           Net loss                                            $  (1,740,852)    $  (2,295,124)   $     (239,396)







                     The accompanying notes are an integral
                       part of these financial statements.
4

CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS DEFICIT


                                                Additional       Stockholders
                                                  Paid-In            Notes         Accumulated
                                  Shares          Capital         Receivable         Deficit              Total
Balance at September 30, 1992        1,000     $     786,000    $    (188,000)    $    (795,155)   $    (197,155)

Net loss                                                                               (239,396)        (239,396)

Four thousand four hundred for
     one stock split             4,399,000

Balance at September 30, 1993    4,400,000           786,000         (188,000)       (1,034,551)        (436,551)

Issuance of detachable stock
     warrants                                         97,500                                              97,500

Net loss                                                                             (2,295,124)      (2,295,124)

Repurchase of FEI shares                             (10,920)                                            (10,920)

Balance at September 30, 1994    4,400,000           872,580         (188,000)      (3,329,675)       (2,645,095)

Exercise of stock options          263,043           110,478         (110,478)

Net loss                                                                           (1,740,852)       (1,740,852)

Balance at September 30, 1995    4,663,043      $    983,058       $ (298,478)   $ (5,070,527)     $ (4,385,947)























                     The accompanying notes are an integral
                       part of these financial statements.
5

CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                  For the Years
                                                                                  Ended September 30,
                                                                     1995             1994              1993
                                                                                  Increase (Decrease) in Cash
Cash flows from operating activities:
     Net loss                                                 $    (1,740,852)  $   (2,295,124)    $   (239,396)
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
        Depreciation and amortization                               2,082,982         1,808,652        1,042,521
        Provision for losses on related party receivables             386,473             2,549           24,620
        Increase (decrease) in allowance for doubtful
           accounts                                                  (319,301)          648,889          341,188
        (Increase) decrease in accounts receivable                  1,199,117        (2,162,730)        (427,989)
        (Increase) decrease in prepaid expenses and
           other assets                                               196,175          (477,620)        (375,308)
        Increase in accounts payable and accrued
           expenses                                                 1,685,886            40,845          291,165
        Increase (decrease) in commissions and
           surcharges payable                                        (474,517)          433,385          220,017
        Increase (decrease) in transmission costs
           payable                                                   (366,316)        1,920,340          349,701
        Increase in related party receivables                        (101,798)        (315,697)          (65,722)

               Net cash provided by (used in)
                  operating activities                              2,547,849          (396,511)       1,160,797

Cash flows from investing activities:
     Additions to property and equipment                           (1,043,974)       (1,438,332)        (709,385)
     Issuances of notes receivable from related parties               (32,666)          (47,712)        (326,542)
     Repayment of notes receivable from related
        parties                                                       948,753            46,227           58,981

               Net cash used in investing activities                 (127,887)       (1,439,817)        (976,946)

Cash flows from financing activities:
     Advances from factoring of receivables                        33,466,686        34,884,913       30,329,565
     Repayments on factoring advances                             (34,843,555)      (34,289,412)     (31,087,273)
     Proceeds from issuance of long-term debt to
        related parties                                                                 121,400
     Proceeds of issuance of long-term debt                                           2,105,554          246,774
     Payments on long-term debt                                      (433,646)         (257,533)
     Payments on long-term debt to related parties                                                       (70,000)
     Principal payments under capital lease
        obligations                                                  (872,515)         (517,622)        (407,260)
     Issuance of debt for insurance                                   102,113            91,896
     Repayments of debt for insurance                                (113,406)          (79,600)

               Net cash provided by (used in)
                  financing activities                             (2,694,323)        2,059,596        (988,194)

Net increase (decrease) in cash                                      (274,361)          223,268        (804,343)
Cash at beginning of period                                           555,349           332,081       1,136,424

Cash at end of period                                          $      280,988     $     555,349     $   332,081



                     The accompanying notes are an integral
                       part of these financial statements.
6

CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (Cont d)


Supplemental Cash Flow Information:

     The Company paid interest of $1,285,316, $1,001,407, and $693,099 for the years ended September 30, 1995, 1994, and 1993, respectively.

     Capital lease obligations incurred for the purchase of equipment amounted to $1,064,532, $722,674, and $609,363 for the years ended September 30, 1995,
1994, and 1993, respectively.

     Included within the increase in transmission costs payable at September 30, 1994 is $388,646 for which notes payable were issued. The notes were included within the current portion of long term debt (see Note 6). There were no such notes outstanding at September 30, 1995. Additionally, included in the balance of accrued expenses and transmission costs payable at September 30, 1994 is $1,176,863, which, through vendor agreements, was payable under extended credit terms. There were no such vendor agreements in place at September 30, 1995.

     1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

     Capital Network System, Inc. (the "Company") is a full-service multi-national provider of long distance telecommunications services, offering both operator-assisted and direct dial services to all points in the United States and other foreign countries. The Company markets its domestic and international operator-assisted services primarily to independent brokers who represent owners of pay telephone locations, to owners of hospitality locations and to owners of large groups of private pay phones (collectively "Subscribers"). The Company markets its direct-dial long distance services primarily through independent brokers who represent large groups of residential and business customers. The Company pays commissions to its independent brokers and Subscribers based on revenues generated from end-users through use of the telephones owned by the Subscribers. During the year ended September 30, 1993, the Company acquired a 79% interest in Fulfillment Enterprises, Inc. ("FEI"), a Texas corporation, to facilitate the expansion of its direct-dial long distance services. FEI provided telecommunication services to frequent flyers of Continental Airlines, Inc. During fiscal 1994, the Company acquired a 79% interest in Capital Network International, Inc. ("CNI"), a Texas corporation, which provides operator assistance for calls originated internationally and billable in the United States and Canada.

     During fiscal 1994, the Company increased the number of authorized shares from 10,000 shares of common stock to 10,000,000 shares of common stock, effective September 30, 1993. The outstanding 1,000 shares of common stock were split into 4,400,000 shares of common stock, also effective September 30, 1993.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, FEI and CNI. All significant intercompany accounts and transactions have been eliminated.

     Revenue recognition

     The Company records as revenues the billable long distance telephone service rendered as such services are performed. Revenue is measured based on the minutes of traffic processed. Location surcharges included within most billable calls are not included in revenue.

     Cost of revenues

     Cost of revenues primarily consists of transmission costs, billing and collection expenses, provisions for unbillable and uncollectible amounts, commission expenses, depreciation on revenue-generating equipment, and operator compensation and overhead.

     Prepaid expenses

     Prepaid expenses include prepaid commissions to brokers, prepaid line charges and prepaid insurance premiums. Included in prepaid expenses are prepaid commissions of $439,223 and $845,823 at September 30, 1995 and 1994, respectively.

     Property and equipment

     Property and equipment are stated at cost, net of accumulated depreciation. Equipment acquired under capital leases is recorded at the lower of fair market value or the present value of the future minimum lease payments at the inception of the lease. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, ranging from three to five years, or over the lease term of the respective assets, as applicable. Repair and maintenance costs are expensed as incurred. Direct installation costs and improvements are capitalized. In addition to the scheduled amortization recorded during the fiscal year 1994, a further $250,000 and $200,000 for fiscal years 1995 and 1994 respectively, was reserved against capitalized installation costs in Mexico to more fairly reflect the realizable value of those assets.

     Intangible assets

     Intangible assets at September 30, 1995 and 1994 reflect the costs incurred by the Company's subsidiary, FEI, in acquiring a telecommunication services contract from a third party. Such costs are being amortized on a straight-line basis over the contract period of three years. Intangible assets of $54,251 and $151,695, net of amortization, for the years ended September 30, 1995 and 1994, respectively, relate to the FEI contract and are included in Intangible and Other Assets on the consolidated balance sheet. A total of $154,442 was written off during 1994 in addition to scheduled amortization (see Note 2). During fiscal 1995, scheduled amortization of $97,444 was expensed.

     Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No.
109). Capital Network System, Inc. has elected S Corporation filing status for federal income tax purposes and accordingly is not subject to income taxes and the effect of its operations accrues to its stockholders. FEI is a Subchapter "C" corporation and is therefore subject to federal income taxes, however no provision for income taxes has been recorded due to the net operating losses incurred since inception. As of September 30, 1995, FEI had approximately $472,000 of net operating loss carryforwards which expire in 15 years. The income tax benefits resulting from the net operating loss carryforwards of FEI will not be recognized by the Company due to the fact that FEI does not have a history of income required for the realization of the deferred tax asset. Accordingly, a valuation allowance has been recorded as of September 30, 1995 for the future benefit to be derived from the net operating losses of FEI. CNI is also subject to federal income taxes. CNI had approximately $16,000 of net losses for fiscal 1995.

     Reclassifications

     Certain items in prior year financial statements have been reclassified to conform to current year presentation.

     New accounting pronouncements

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. The Company intends to adopt the statement in fiscal 1996 and does not expect the adoption to have a material effect on the Companys financial statements.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No.123, Accounting for Stock-based Compensation, which establishes a fair value-based method of accounting for stock-based compensation plans. The statement allows companies to continue to use the intrinsic value-based approach, supplemented by footnote disclosure of the pro forma net income and earnings per share of the fair value-based approach. The Company intends to follow this latter method and as a result, it will have no effect on the Companys financial statements.

2.   CURRENT OPERATING ENVIRONMENT

     On April 26, 1996, the stockholders of the Company (most of whom also serve as directors and officers of the Company) signed a Stock Purchase Agreement with American Network Exchange, Inc. (Amnex) which provides for the exchange of 100% of the common stock of the Company for Amnex common stock. In conjunction with the sale, funds were made available to the Company totaling $2,000,000 which became available to the Company as of the closing date of the Stock Purchase Transaction on June 28,1996. Under the agreement, these funds will be used (1) fund stockholder taxes due as a result of the purchase transaction, (2) pay certain other expenses relating to the closing of the agreement, including employee severance costs and (3) fund working capital needs. In connection with the agreement, Amnex became the guarantor of $2,000,000 of senior debt of the Company.

     The search for a potential acquirer had been initiated by the Companys management in recognition of the requirement for additional funding, resulting from the Companys recent history of operating losses and working capital and stockholders deficits. For the year ended September 30, 1995, the Company experienced a loss of $1,740,852, contributing to a working capital deficit of $4,855,934 and a stockholders' deficit of $4,385,947 as of September 30, 1995.

     Domestic operator service revenues decreased in fiscal 1995 to $15,113,182 from $23,653,715 for fiscal 1994. Market niches within the domestic market are under review for possible ways in which this division can increase sales, however, management projects further decline during fiscal 1996 in domestic operator service revenues.

     Domestic direct-dial long distance revenue decreased in 1995 to $3,854,619 from $4,094,015 for the previous year primarily due to an anticipated decrease in traffic resulting from the modification of the agreement between Fulfillment Enterprises, Inc., (a 79% owned affiliate of the Company) and Continental Airlines.

     International operator service revenues increased in 1995 to $22,985,149 from $10,330,685 in 1994 reflecting the focus of the Company on international opportunities. Most of this traffic originated in Mexico, although other countries now generating traffic include Bolivia, Brazil and Jamaica and, for a short period of time, Panama and The Bahamas. The Company continues to pursue similar opportunities in other Latin American and Caribbean countries and throughout Europe and it is anticipated that traffic will resume from The Bahamas during 1996. Despite initial market and legal research, the Company is vulnerable to potential adverse actions by significant parties in those countries. During both 1994 and 1995, Telmex, the monopoly line carrier in Mexico, restricted access to lines in Mexico which could be similarly restricted at any time in the future. If the Company experiences significant revenue loss from Mexico prior to the addition of new revenue streams, the Companys working capital position would be severely affected. In addition, the Hacienda in Mexico confiscated certain equipment from the Company's offices in Puerto Vallarta and has reviewed the related import documentation. The equipment has now been returned to the Company and all required customs duty, taxes and related penalties paid by the Company at a cost of approximately $130,000. This amount has been expensed in the fiscal 1995 financial statements.

     At September 30, 1995, the Company was not current in its obligations to a number of major vendors. Since that time, modified payment terms have been negotiated with all such vendors through a combination of short term notes, written and verbal agreements. The Company believes all scheduled payments to such vendors have been made through June 10, 1996.. The Company believes all scheduled payments to such vendors have been made through June 28, 1996.

     In addition to the search for a potential acquiror described above and in order to continue its current operations, the Company successfully adopted a plan of operations, effective December 15, 1995, which increased operator service call rates and reduced expenditures. It is anticipated that these measures will result in a modest profit for fiscal 1996, notwithstanding the additional funding to be provided by Amnex on June 28, 1996.

     Subsequent to year end, a third party advanced the Company $1.5 million in connection with the potential acquisition of the Company. Negotiations for this acquisition were terminated and the advance was determined to represent a note payable. It is anticipated that this note will be settled immediately prior to the closing of the Amnex agreement with the issuance of new Company stock which will then be exchanged for Amnex stock in connection with the Companys sale to Amnex.

     3. RELATED PARTY TRANSACTIONS

     The Company has entered into various agreements with affiliated companies, certain officers/stockholders and certain employees of the Company. These related party transactions are summarized below:

     Receivables from/payables to related parties

     Accounts receivable from related parties at September 30, 1995 and 1994, include $957,169 and $912,146, respectively, which were advanced by the Company to affiliated (through common ownership) companies and officers/stockholders of the Company. These amounts are unsecured and have no fixed repayment terms. An allowance for amounts considered uncollectible from the affiliated companies of $956,432 and $569,959 was maintained at September 30, 1995 and 1994, respectively. In addition, the Company charged off $386,473 in 1995 and $24,178 in 1994 of advances against the allowance.

     Included in accounts payable on the consolidated balance sheet is accrued but unpaid interest of $132,196 and $188,971 to related parties at September 30, 1995 and 1994, respectively.

     Long-term notes receivable from related parties

     Long-term notes receivable from related parties of $245,668 and $1,161,755 at September 30, 1995 and 1994, respectively, are due from officers/stockholders of the Company and bear interest at 8% per annum.

     At September 30, 1995, the Company combined and amended certain notes receivable from officers/stockholders of the Company. The amended notes are secured by pledge agreements for the shares of common stock of the Company held by the officers/stockholders. The principal of the notes is payable in full on September 30, 2000 or on the sale, exchange or other disposition of shares of common stock of the Company for which the original notes were issued, if earlier.

     The notes receivable balances at September 30, 1995 and 1994 include unpaid accrued interest receivable.


    Long-term debt due to related parties

                                                                                  September 30,
                                                                            1995                1994
         Unsecured note payable to an officer/stock-
           holder of the Company bearing interest
           at 10% per annum.  Interest is due monthly
           and principal is payable in 36 monthly
           installments beginning in April 1996.                     $     916,780     $      916,780

         Unsecured note payable to a related party
           bearing interest at 11% per annum.
           Principal and interest are payable in 36
           monthly installments beginning in April
           1997.  The note is personally guaranteed by
           the Chairman of the Board of Directors
           of the Company.                                                 135,002             75,000

         Unsecured note payable to an officer/stock-
           holder bearing interest at 8% per annum.
           Principal and interest are payable in 36
           monthly installments beginning in April 1996.                   142,863            121,400
         Less current portion                                             (176,607)
                                                                    $    1,018,038     $    1,113,180

12

     The notes payable to an officer and stockholder of the Company are subordinated to the notes payable entered into with third parties.

     At September 30, 1995, the Company combined and amended the notes payable to related parties. In amending certain of the notes, accrued but unpaid interest at September 30, 1995, was converted into principal.

     Scheduled maturities of related party long-term debt are as follows:

              1996                                                            $       176,607
              1997                                                                    375,715
              1998                                                                    398,215
              1999                                                                    221,608
              2000                                                                     22,500

                                                                              $     1,194,645


     As of March 31, 1996, the terms of the 10% note shown above were amended. Accrued but unpaid interest was converted into principal. Interest is now due monthly at an annual rate of 10.5% and the note matures with a balloon payment of the principal balance of $1,049,018 due on July 15, 1997.

     Stockholders' notes receivable

     In October 1990, the Company's principal stockholder transferred certain shares of common stock to two officers of the Company as compensation for services rendered by the officers of the Company. The Company reflected the fair value of the stock transferred as compensation expense and paid-in-capital in its financial statements for the year ended December 31, 1990. Subsequently, the Company advanced the stockholders an aggregate of $188,000 for the federal withholding taxes due as a result of the stock transfer and recorded notes receivable from the two stockholders for the amounts advanced. The notes 2 receivable bear interest at 6% and are due on September 30, 2000 or on the sale, exchange or other disposition of shares of common stock of the Company for which the original notes were issued, if earlier. The stockholder notes receivable have been reflected as a reduction of stockholders' equity in the accompanying financial statements. The Company will not recognize any interest income on these notes receivable until the principal amounts due are received.

     In February 1995, the Company issued two further notes receivable in connection with the exercise of options by two other officers of the Company (Note 7). The notes were issued with identical terms and conditions to the notes described above.

     4.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                                         September 30,
                                                                                  1995                  1994

           Trade receivables                                                  $     5,501,436    $     5,323,546
           Less allowance for doubtful accounts                                    (1,476,616)        (1,796,017)

                                                                              $     4,024,820    $     3,527,529

     Accounts receivable are stated net of factoring liability for balance sheet presentation. Gross accounts receivable are $9,262,635 and $10,461,752 at September 30, 1995 and 1994, respectively.

     Included in trade receivables from billing services, net of allowance, is $540,556 and $761,570 at September 30, 1995 and 1994 respectively, of amounts due from a significant local exchange carrier.

     The Company entered into a factoring agreement in March 1992 and revised August 1994, with a company engaged to provide billing and collection services to the Company. Under the terms of the agreement, the Company may sell, with recourse, certain eligible accounts receivable processed by the billing and collection company. The billing and collection company will advance funds to the Company of up to 80% of the uncollected receivables purchased (subject to periodic adjustments), not to exceed a maximum of $6,500,000 and $10,000,000 for the new and old agreements respectively. The advances bear interest at prime plus 2% (10.75% and 9.75% at September 30, 1995 and 1994, respectively). The Company is required to pay a factoring fee of $.0075 and $.01 per individual account receivable sold under the new and old agreements, respectively. Gross accounts receivable of $6,525,346 and $7,363,005 at September 30, 1995 and 1994, respectively, have been billed and should be collected from the factor. Of these amounts, $3,761,199 and $5,138,206 were advanced to the Company under the terms of the factoring agreement and remain uncollected at September 30, 1995 and 1994, respectively.

     5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                             September 30,
                                                                                  1995                  1994
           Equipment                                                             $   7,710,366     $   6,300,561
           Furniture and fixtures                                                      586,335           584,178
           Leasehold improvements                                                      276,739           266,962

                                                                                    8,573,440          7,151,701
           Less accumulated depreciation
              and amortization                                                     (4,628,965)        (3,506,965)

                                                                               $    3,944,475      $   3,644,736

     At September 30, 1995 and 1994, property and equipment includes $5,111,825 and $3,939,763, respectively, of equipment obtained through capital lease agreements. Accumulated amortization on equipment under capital lease agreements was $2,903,529 and $2,148,099 at September 30, 1995 and 1994, respectively.

     Depreciation and amortization expense relating to property and equipment was $1,222,000, $1,088,749, and $1,042,521 for the years ended September 30,
1995, 1994, and 1993,  respectively,  of which $755,430,  $582,559, and $552,565 related to amortization of equipment under capital leases.

     6.  LONG TERM DEBT

         Long term debt consists of the following:
                                                                                  September 30
                                                                           1995                  1994
                Secured notes payable to a third
                party bearing interest of 12.5%
                per annum. Payments of interest
                commenced in December 1993, and
                principal and interest are due in
                full in January 1999.                                  $  2,000,000         $  2,000,000

                Unsecured note payable to a third
                party bearing interest of 11.0% per
                annum.  Payments of interest commenced
                in December 1993.  Principal and
                interest are due in full in December 1996.                  100,000              100,000

                Unsecured note payable to a third
                party bearing interest of 10.0% per annum.                                        44,351

                Unsecured note payable to a third
                party bearing interest of 12.0% per annum.                                       344,295

                Unsecured note payable to a third
                party bearing interest of 8.0% per annum.                                         45,000

                Less current portion                                                            (433,645)
                Unamortized debt discount                                  (37,542)              (70,042)
                                                                       $ 2,062,458           $ 2,029,959


     In the issuance of the secured notes payable totaling $2,000,000, the Company issued warrants to purchase 3.5% of the Company's common stock at $.01 per share. The fair market value of these warrants was recorded as equity, with a corresponding reduction of the debt outstanding which is shown as a debt discount. Additional warrants to purchase common stock will be granted in future periods if the notes payable remain outstanding after November 9, 1996. Deferred financing costs of $72,878 and $103,835 are included in Intangible and Other Assets at September 30, 1995 and 1994. Unamortized debt discount and deferred financing costs are being amortized over the life of the notes.

     The secured notes payable are collateralized by substantially all of the Company's assets.

     Scheduled maturities of long term debt include payments of $100,000 in 1997, and $2,000,000 in 1999.

7.   EMPLOYEE BENEFIT PLANS

     Stock Option Plan

     During fiscal 1993, the Company adopted the 1993 Long-Term Incentive Plan, in which key employees are eligible to receive options to purchase common stock, certain stock appreciation rights, restricted stock awards, performance shares or any combination of the foregoing. The maximum number of shares of common stock that may be issued under the plan shall not exceed 435,164 shares. Stock options granted may be either incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, or non-qualified options. Options must be granted within 10 years from November 16, 1993. The stock options are generally issued at fair market value.

     The following table summarizes activity under the stock option plan during the fiscal years ended September 30, 1994 and 1995:

                                                                                        Number of Shares

                                                    Price of
                                                  Shares Under                    Under                 Available
                                                     Option                      Option                 for Grant
                                                ---------------              ---------------        -----------------
Outstanding at
September 30, 1993                          $        .42                             382,608                   52,556
Surrendered                                 $        .42                           (119,565)                  119,565
                                                                             ---------------        -----------------
Outstanding at
September 30, 1994                          $        .42                             263,043                  172,121
Exercised                                   $        .42                           (263,043)
                                                                             ---------------        -----------------
Outstanding at
September 30, 1995                          $                                                                 172,121
                                                                             ---------------        -----------------



     The 401(k) Plan

     During fiscal 1993, the Company implemented a defined contribution retirement plan which complies with section 401(k) of the Internal Revenue Code. Substantially all employees who have completed six months of service are eligible to participate in the plan. The Company may provide discretionary matching contributions to the employee's voluntary contributions under the plan. The amount expensed for the Company's matching contribution during the years ended September 30, 1995, and 1994, was $47,857, and $34,995, respectively.

8. BILLING AND COLLECTION AGREEMENTS

     The Company has entered into an agreement with companies to provide billing and collection services to the Company. These companies process calling information provided by the Company on magnetic tape, assess all applicable taxes, and remit calling charges to various local exchange carriers for monthly billing to end-users. Amounts collected from the end-users are remitted to the billing and collection companies which, in turn, remit such amounts net of applicable processing and collection fees to the Company. The Company pays these companies processing fees based on the volume of calls submitted.

9.  SIGNIFICANT CUSTOMERS AND EXPORT REVENUES

     The Company primarily markets its services through independent brokers.

     During 1995 and 1994, no customer represented over 10% of the Company's revenues. During 1993, revenues to two customers each represented 13% of the Company's revenues.

     Revenues for the years ended September 30, 1995 and 1994 were derived as follows:

                                                           1995                         1994
                                                                % of Total                   % of Total
                                                  Revenue         Revenue        Revenue       Revenue

          Domestic operator services            $15,113,182          36%      $23,653,715        62%
          International operator services        22,985,149          55%       10,330,685        27%
          Direct-dial long distance               3,854,619           9%        4,094,015        11%

     For the year ended September 30, 1993, revenues derived from international operator services and direct- dial long distance were insignificant as a percentage of total revenues.

     Revenues   from   international   operator   services   are  derived   from
non-affiliated customers primarily in Mexico.

10. COMMITMENTS AND CONTINGENCIES

     The Company operates in a highly regulated environment. In October 1995, an FCC Memorandum Opinion and Order to Show Cause was issued, requiring the Company to show why their operator service rates should not be substantially reduced from present levels and why during the discovery period the Company should not be required to provide consumer and rate information to callers using operator services. The Company is protesting the Order and is preparing information which management believes will provide support for its rate structure. If the ultimate outcome of this action is some level of rate reduction, the domestic portion of the Company's operator services would be adversely affected.

     The Company leases office space under various operating leases and leases property and equipment under both capital and operating leases. Rent expense under all operating leases totaled $525,188, $726,343 and $653,576 during the years ended September 30, 1995, 1994 and 1993, respectively.

     Future minimum lease payments under all leases as of September 30, 1995 are shown in the following schedule:


                                                                                     Capital          Operating
                                                                                     Leases            Leases
               1996                                                               $   1,232,994    $     521,069
               1997                                                                     951,125          513,835
               1998                                                                     178,348          464,782
               1999
               2000
                                                                                      2,362,467    $   1,499,686


                  Less amount representing interest                                     329,132

                  Present value of minimum lease payments                             2,033,335

                  Less current portion                                                1,003,388

                  Long-term lease obligation                                      $   1,029,947



     In the normal course of business, the Company is subject to proceedings, lawsuits and other claims. Management does not believe that the outcome of any of these matters will have a material adverse affect on the Company's financial position.

AMNEX, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
March 31, 1996





                                                                                               June 30,
                                                                                                 1996
Assets
Current assets:
     Cash                                                                                   $      552,870
     Accounts receivable, net                                                                    4,026,861
     Prepaid expenses                                                                              265,235
     Receivables from related parties, net                                                         341,285
     Other assets                                                                                  326,214
        Total current assets                                                                     5,512,465

Property and equipment, net                                                                      3,566,227
Long-term notes receivable from related parties                                                    248,928
Intangible and other assets, net                                                                   300,982

        Total assets                                                                        $    9,628,602


Liabilities and Stockholders Deficit

Current liabilities:
     Accounts payable                                                                       $    1,885,461
     Commissions payable                                                                         1,224,522
     Surcharges payable                                                                          2,025,839
     Transmission costs payable                                                                  2,425,784
     Current portion of obligations under capital leases                                           977,042
     Other liabilities                                                                             403,414
        Total current liabilities                                                                8,942,062

Long-term debt due to related parties                                                            1,344,249
Obligations under capital leases                                                                   407,862
Long-term debt                                                                                   2,000,000
        Total liabilities                                                                       12,694,173

Commitments and contingencies

Stockholders deficit:
     Common stock, no par value 10,000,000 shares
        authorized                                                                                   1,000
     Additional paid-in capital                                                                  2,494,857
     Stockholders notes receivable                                                               (298,478)
     Accumulated deficit                                                                        (5,262,950)

        Total stockholders deficit                                                             (3,065,571)

        Total liabilities and stockholders deficit                                         $    9,628,602



CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)



                                                                               For the Nine Months
                                                                                 Ended June 30,
                                                                              1996               1995
Revenues                                                                $   31,898,962    $    33,003,924


Expenses:

     Cost of revenue                                                        22,611,250          23,775,168
     Selling, general and administrative                                     8,262,184           7,784,117
     Depreciation and amortization                                             388,109             393,909

                                                                            31,261,543          31,953,194


Income from operations                                                         637,419           1,050,730


Other income (expense):
     Net interest from (to) related parties                                     (8,674)             (4,840)
     Interest income                                                            32,588               4,953
     Interest and factoring expense                                           (853,756)           (936,456)
                                                                              (829,842)           (936,343)

           Net income (loss)                                           $      (192,423)   $        114,387


CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS DEFICIT
(Unaudited)


                                                  Additional      Stockholders
                               Common Stock        Paid-In           Notes        Accumulated
                             Shares    Stock        Capital        Receivable        Deficit            Total

Balance at
September 30, 1995         4,663,043   $  1,000   $    982,058     $    (298,478)   $  (5,070,527) $  (4,385,947)

Issuance of Common Stock
on conversion of Note        518,116                 1,500,000                                         1,500,000

Issuance of Common Stock
on exercise of warrants      187,918                    12,799                                            12,799

Net loss                                                                                 (192,423)     (192,423)

Balance at
June 30, 1996              5,369,077   $  1,000   $  2,494,857     $    (298,478)   $  (5,262,950) $ (3,065,571)


CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)


                                                                                   For the Nine Months
                                                                                     Ended June 30,
                                                                                1996               1995

Cash flows from operating activities:
     Net income (loss)                                                    $   (192,423)       $    114,387
     Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
        Depreciation and amortization                                        1,400,312           1,335,495
        Provision for losses on related party receivables                        5,833              97,368
        (Gain) Loss on disposal of assets                                       37,408                (348)
        Increase in allowance for doubtful
           accounts                                                             24,296             313,672
        (Increase) in accounts receivable                                   (1,441,224)         (1,746,476)
        Decrease in prepaid expenses and
           other assets                                                        317,035             259,360
        Increase (decrease) in accounts payable and
           accrued expenses                                                 (1,890,460)             74,242
        Increase in commissions and
           surcharges payable                                                  934,500              94,552
        Increase (decrease) in transmission costs
           payable                                                             (15,383)            624,900
        Increase in related party receivables                                 (334,134)            (37,481)

               Net cash provided by (used in)
                  operating activities                                      (1,154,240)          1,129,671

Cash flows from investing activities:
     Additions to property and equipment                                      (887,354)           (675,000)
     Issuance of notes on sale of equipment                                                          2,422
     Proceeds from sale of equipment                                             7,891
     Issuances of notes receivable from related parties                        (18,545)            (16,301)
     Repayment of notes receivable from related parties                         27,415              66,236

               Net cash used in investing activities                          (870,593)           (622,643)

Cash flows from financing activities:
     Advances from factoring of receivables                                 24,125,171          25,127,402
     Repayments on factoring advances                                      (22,710,285)        (25,199,852)
     Proceeds from issuance of long-term debt to
        related parties                                                         11,204
     Proceeds of issuance of long-term debt                                  1,567,558
     Payments on long-term debt                                                 (5,720)           (311,911)
     Principal payments under capital lease
        obligations                                                           (691,213)           (614,302)

               Net cash provided by (used in)
                  financing activities                                       2,296,715            (998,663)

Net increase (decrease) in cash                                                271,882            (491,635)
Cash at beginning of period                                                    280,988             555,349

Cash at end of period                                                     $    552,870        $     63,714


CAPITAL NETWORK SYSTEM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Contd)


Supplemental Cash Flow Information:

     The Company paid interest of approximately $892,000 and $1,107,000 for the nine months ended June 30, 1996 and 1995, respectively.

     Capital lease obligations incurred for the purchase of equipment amounted to approximately $43,000 and $598,000 for the nine months ended June 30, 1996 and 1995, respectively.

     Included within the increase in transmission costs payable at June 30, 1996 is approximately $661,000 for which notes payable were issued. There were no such notes outstanding at June 30, 1995.

     On June 27, 1996, $1,500,000 of notes payable were converted to 518,116 shares of Common Stock.

CAPITAL NETWORK SYSTEM, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)


1.   Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1996; results of operations for the nine months ended June 30, 1996 and 1995; cash flows for the nine months ended June 30, 1996 and 1995; and changes in shareholders equity for the nine months ended June 30, 1996. For further information, refer to CNSIs financial statements and notes thereto included herein for the year ended September 30, 1995.

2.   Accounts Receivable

     Accounts receivable are presented net of uncollectible reserves and factoring liabilities. As of June 30, 1996, factoring liabilities equal $5,176,085.

AMNEX, INC.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)



     The following unaudited Pro Forma Condensed Consolidated Financial Statements (the Pro Forma Financial Statements) present the Pro Forma Condensed Consolidated Financial Position and Results of Operations of AMNEX, Inc. and CNSI. The Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 gives effect to the Acquisition of CNSI (Acquisition) on that date. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995, give effect to the Acquisition as if it occurred as of the beginning of the respective periods.

     The Pro Forma Financial Statements give effect to an Stock Purchase Agreement among AMNEX, Inc., as Purchaser, and the former CNSI Shareholders (the Stock Purchase Agreement) to acquire all the issued and outstanding Common Stock of CNSI, effective June 30, 1996. Pursuant to the Stock Purchase Agreement, CNSIs investment in its consolidated subsidiary, Fulfillment Enterprise, Inc.
(FEI), was distributed to the CNSI shareholders immediately prior to the Acquisition.

     The pro forma adjustments and assumptions described in the accompanying Notes to the unaudited Pro Forma Financial Statements are based on estimates, evaluations and other data currently available and are subject to change. The Pro Forma Financial Statements are provided for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the Acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position at any future date or the consolidated future results of operations for any future period.

     The Pro Forma Financial Statements, including the notes thereto, should be read in conjunction with the consolidated financial statements and notes of CNSI included herein and the consolidated financial statments and notes of AMNEX, Inc. included in AMNEXs Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10Q for the period ended June 30, 1996.

AMNEX, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
June 30, 1996
(Amounts in thousands)




                                      CONSOLIDATED                    Pro Forma Adjustments       Pro Forma
                                   AMNEX           CNSI             FEI (a)       Transactions       Consolidated
Assets
Current assets
     Cash and cash equivalents  $    2,190        $      553         $    (77)       $                 $   2,666
     Accounts receivable, net       20,186             4,027             (122)            5,176  (b)      29,267
     Parts inventory                   333                                                                   333
     Deferred income taxes             121                                                                   121
     Due from related parties                            341              758            (1,099) (c)
     Prepaids and other
          current assets             4,067               591                                (58) (c)       4,600
                                    24,982             5,512              559            (4,019)          37,524

Property and equipment, net         11,817             3,566               (3)           (1,076) (c)      14,307
Long-term notes recievable
     from related parties                                249                               (249) (c)
Deposits and other                   1,970               301              (21)              (46) (c)       2,204
Intangible assets, net               3,078                                                                 3,078
Goodwill, net                        8,818                                               20,059  (c)      28,877
                                $   53,117        $    9,628         $    (538)      $   22,707        $  85,990

Liablilities and shareholders equity
Current liabilities
     Short-term debt            $   13,415        $                  $               $    5,176  (b)   $  18,591
     Accounts payable                3,548             1,885              (24)                             5,409
     Accrued expenses and other      4,651             2,828              (98)            4,725  (c)      12,106
     Accrued commissions             1,760             3,251                                               5,011
     Current portion of
        long-term obligations        1,816               977                                               2,793
                                    25,190             8,940             (122)            9,901           43,910

Long-term debt due to
     related parties                                   1,344                                               1,344
Long-term obligations, net           6,604             2,408                                               9,012
                                    31,794            12,692             (122)            9,901           54,266
Shareholders equity
Preferred stock                      8,882                                                                 8,882
Common stock                            20                 1                                  3  (c,d)        24
Capital in excess of par value      40,236             2,495                              9,415  (c,d)    50,633
Stockholders note receivable                            (298)                               298  (d)
Retained earnings (deficit)        (27,339)           (5,263)             660             4,603  (d)     (27,339)
                                    21,799            (3,065)             660            12,806           32,200
Less: Treasury stock                  (476)                                                                 (476)
                                    21,323            (3,065)             660            12,806           31,724
                                $   53,117        $    9,628         $   (538)       $   22,707        $  85,990



AMNEX, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the twelve months ended (Unaudited)
(Amounts in thousands, except per share amounts)



                                       CONSOLIDATED                    Pro Forma Adjustments              Pro Forma
                                   AMNEX            CNSI              FEI (a)       Transactions         Consolidated
Revenues                        $   50,758        $   24,374         $   (453)       $    3,144  (e)     $    77,823

Costs and expenses
     Cost of sales                  41,538            16,910             (318)            3,144  (e)          61,274
     Selling, general and
        administrative               6,198             5,497             (161)           (1,196) (f)          10,338
     Depreciation and
        amortization                   924               249               (2)              428  (g)           1,599
                                    48,660            22,656             (481)            2,376               73,211

Operating income                     2,098             1,718               28               768                4,612

Interest expense                     1,104               538               (7)               15  (h)           1,650

Income before income taxes             994             1,180               35               753                2,962

Provision for income taxes             196                                                  151  (i)             347

Net income                      $      798        $    1,180         $     35        $      602          $     2,615

Preferred share dividend               308                                                                       308

Net income available for
     Common Shares              $      490         $      1,180      $         35    $      602          $     2,307

Earnings per Common Share           $ 0.02                                                                    $ 0.09


Weighted average number of
shares outstanding used in
computing earnings per
Common Share                        20,923                                                                    25,022




AMNEX, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the twelve months ended (Unaudited)
(Amounts in thousands, except per share amounts)



                                       CONSOLIDATED                    Pro Forma Adjustments          Pro Forma
                                   AMNEX           CNSI             FEI (a)       Transactions      Consolidated
                               December 31,    September 30,    September 30,
                                   1995            1995              1995
Revenues                    $      105,890     $      41,953    $      (1,784)    $       6,783  (e)   $    152,842

Costs and expenses
     Cost of sales                  87,957           30,706            (1,394)            6,783  (e)        124,052
     Selling, general and
        administrative              12,145            11,118             (461)           (3,596) (f)         19,206
     Depreciation and
        amortization                 1,984               590               (1)              872  (g)          3,445
                                   102,086            42,414           (1,856)            4,059             146,703

Operating income (loss)              3,804              (461)              72             2,724               6,139

Interest expense                     2,044             1,280              (22)               98  (h)          3,400

Income (loss) before
      income taxes                   1,760            (1,741)              94             2,626               2,739

Provision for income taxes             329                                                  525  (i)            854

Net income (loss)           $        1,431     $      (1,741)   $          94     $       2,101    $          1,885

Preferred share dividend               543                                                                      543

Net income (loss) available
     for Common Shares      $          888     $      (1,741)   $          94     $       3,060    $          1,342

Earnings per Common Share           $ 0.05                                                                   $ 0.06

Weighted average number of
shares outstanding used in
computing earnings per
Common Share                        19,416                                                                   23,515





AMNEX, INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (Unaudited)

     For purposes of determining the pro forma effect of the transaction on AMNEXs Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 and on the Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995 respectively, the following pro forma adjustments have been made.


      (a) Adjustment for removal of Fulfillment Enterprises, Inc. (FEI) from Consolidated CNSI as it was dirtributed to the former CNSI shareholders.

      (b) Accounts receivable are presented net of uncollectible reserves and factoring liabilities. As of June 30, 1996,factoring liabilities equal $5,176,085. Such adjustment is to present the accounts on the same basis as AMNEX, Inc.


      (c) The Stock Purchase Agreement results in a change of control of 100% of CNSI Common Stock in exchange for 4,099,086 shares of unregistered Common Stock of AMNEX, Inc. with a par value of $.001 per share. The estimated market value of the shares exchanged was determined by the indicated closing market price on the effective date of $3.625 per share and a discount for unregistered stock of 30%. The purchase price and allocation thereof is as follows:



                                                                                              (in thousands)
                   Market value of shares issued                                       $    14,859  (i)

           Less:   Discount for unregistered stock based upon
                   preliminary estimate of independent appraiser                            (4,458) (i)
           Add:    Cash consideration to be paid                                             1,094  (ii)
                                                                                            11,495

           Add:    Assumption of FEI indebtedness                                              150  (iii)
                   Forgiveness of related party receivables - current                          409  (iii)
                   Forgiveness of related party receivables - long-term                        249
                   Forgiveness of debt due from FEI                                            540  (iii)
                   Accrued employee termination benefits                                     1,763  (ii)
                   Accrued lease termination costs                                             898  (ii)
                   Reduction of switching equipment to net realizable value                  1,076
                   Estimated costs associated with Acquisition Agreement                       970  (ii)
                   Write-off of deferred financing costs                                       104  (iv)
           Estimated Purchase Price                                                    $    17,654

           Allocation of the purchase price on the basis of fair value in excess of book value:

           Book value of CNSI net assets acquired                                      $    (2,405)
           Goodwill                                                                         20,059
           Estimated Purchase Price                                                    $    17,654






      (i) Aggregate net adjustments of $3 and $9,415 to Common Stock and Capital in excess of par, respectively.
      (ii)  Aggregate accrued expenses of $4,725.
      (iii) Aggregate forgiveness of related party receivables of $1,099.
      (iv) Aggregate adjustment split between $58 current and $46 long-term adjustments.

AMNEX, INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (Unaudited)

  (d) Elimination of equity in acquired company and stockholders note receivable

            Common stock                                                                  $       1  (i)
            Capital in excess of par                                                          2,495  (i)
            Stockholders note receivable                                                       (298)
            Deficit                                                                          (4,603)

                                                                                          $  (2,405)

  (i) Aggregate net adjustments of $3 and $9,415 to Common Stock and Capital in excess of par, respectively.




                                                                Six Months Ended           Twelve Months Ended
                                                                  June 30, 1996             December 31, 1995
                                                                 (in thousands)              (in thousands)
  (e)      Increase revenue and cost of sales to
                   record surcharge on the same basis
                   as AMNEXs accounting policy                   $      3,144                   $    6,783

  (f)      Decrease in expense due to cost savings
                   expected from consolidation of
                   duplicate facilities                          $     (1,196)                  $   (3,596)

  (g)      Decrease in depreciation due to writedown
                   of switches and leaseholds                    $       (240)                  $     (464)

           Increase in amortization expense of
                   goodwill over 15 years                        $        668                   $    1,336
                                                                 $        428                   $      872

  (h)      Increase in interest expense on refinancing of
                   Sirrom note at 13% from 12.5%                 $          5                   $       10
           Decrease for interest income recorded on
                   related party loans                                     10                           88
                                                                 $         15                   $       98

  (i)      Tax effect of pro forma adjustments                   $        151                   $      525

29